EXHIBIT 23.1


                       Independent Auditors' Consent
                       -----------------------------

The Board of Directors
Wireless One, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-12449 and No. 333-15475) and Form S-8 (No. 333-11563)
of Wireless One, Inc., of our report dated February 13, 1998, relating to the consolidated balance sheets of Wireless One, Inc. and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Wireless One, Inc.

/S/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

Jackson, Mississippi
March 27, 1998